SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  x

Filed by a Party other than the Registrant  ¨

Check the appropriate box:

¨	Preliminary Proxy Statement
¨	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
x Definitive Proxy Statement
¨	Definitive Additional Materials
¨	Soliciting Material under Rule 14a-12

AUXILIO, INC.

(Name of the Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
x No fee required.
¨ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

¨ Fee paid previously with preliminary materials.

¨ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
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(4)	Date Filed:

Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, California 92691
949-614-0700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2009

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of Auxilio will be held on June 18, 2009, at 3:00 p.m. local time at our principal executive offices, located at 27401 Los Altos, Suite 100, Mission Viejo, California for the following purposes:

1. To elect eight directors to the Board of Directors to hold office for a one-year term;

2. To authorize amendments to the 2007 Stock Option Plan;

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors recommends that you vote FOR each of the eight nominees for director, FOR approval of the amendment to the 2007 Stock Option Plan.

     Only stockholders of record at the close of business on March 31, 2009 are entitled to notice of, and to vote at, the meeting. All stockholders are cordially invited to attend the meeting. Our Bylaws require that the holders of a majority of the outstanding shares of our common stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Regardless of whether you expect to attend the meeting, your vote is very important and we urge you to vote and submit your proxy to ensure the presence of a quorum.

     Our proxy statement is attached. Financial and other information concerning Auxilio is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2008.

     Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report to Stockholders are available at the website: https://www.colonialstock.com/auxilio2009. Additionally, and in accordance with the new SEC rules, you may access our proxy statement at http://www.sec.gov/cgi-bin/browse-edgar?company=&CIK=1011432&filenum=&State=&SIC=&action=getcompany, which does not have “cookies” or other tracking devices which identify visitors to the site.

     You may still attend and vote in person at the annual meeting if you wish, even though you may have submitted your proxy prior to the meeting. If you attend the meeting and vote in person, your proxy will be revoked and only your vote at the meeting will be counted. Thank you in advance for your prompt return of your proxy.

     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 18, 2009.

This Proxy Statement and our Annual Report to Shareholders for the fiscal year 2008 are available online at https://www.colonialstock.com/auxilio2009

By Order of the Board of Directors,

/s/ Paul T. Anthony

Paul T. Anthony
Secretary

Mission Viejo, California
April 30, 2009

Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, California 92691
____________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited on behalf of our Board of Directors to be voted at our Annual Meeting of Stockholders to be held at the Company’s principal executive office, located at 27401 Los Altos, Suite 100, Mission Viejo, California, on June 18, 2009, at 3:00 p.m. local time, and any and all adjournments or postponements thereof. In addition to the original solicitation by mail, certain of our employees may solicit proxies by telephone or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by us. You may vote in person at our annual meeting, if you wish, even though you have previously mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to stockholders on or about April 30, 2009. Unless otherwise indicated, “the Company,” “we,” “us” and “our” mean Auxilio.

     All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will be effective upon written notice delivered to the Secretary of the Company, the timely delivery of a valid, later-dated proxy, or the stockholder granting such proxy voting by ballot at our annual meeting.

VOTING OF SECURITIES

Voting

     If, as of March 31, 2009, you are a registered owner (meaning that your shares are registered in the Company’s records as being owned in your name), then you may vote on matters presented at the Annual Meeting in the following ways:

  By proxy-you may complete the proxy card and mail it in the postage-paid envelope provided; or

  In person-you may attend the Annual Meeting and cast your vote there.

     If, as of March 31, 2009, you are a beneficial owner whose shares are held in “street-name” by a bank, broker or other record holder, please refer to your voting instruction card and other materials forwarded by such record holder for information on how to instruct the record holder to vote on your behalf.

     If you are a registered holder and vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the following:

(1)	To elect the following eight (8) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

Edward B. Case Joseph J. Flynn Michael Joyce John D. Pace	Max Poll Mark St. Clare Michael Vanderhoof Etienne Weidemann

(2)	To authorize amendments to the 2007 Stock Option Plan.

(3)	Such other business as may properly come before the meeting or any adjournment thereof.

     If you do not indicate how your shares should be voted on a matter, the shares represented by your properly submitted proxy will be voted as the Board of Directors recommends. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the Annual Meeting.

     Registered holders who vote by sending in a signed proxy will not be prevented from attending the Annual Meeting and voting in person. You have the right to revoke a proxy at any time before it is exercised by (a) executing and returning a later dated proxy, (b) giving written notice of revocation to the Company’s Corporate Secretary at 27401 Los Altos, Suite 100, Mission Viejo, California 92691 or (c) attending the Annual Meeting and voting in person. In order to attend the Annual Meeting and vote in person, a beneficial holder whose shares are held in “street name” by a bank, broker or other record holder must follow the instructions provided by such record holder for voting in person at the meeting. The beneficial holder also must obtain from such record holder and present at the Annual Meeting a written proxy allowing the beneficial holder to vote the shares in person.

     IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

     If you receive more than one proxy card because your shares are registered in different names or at different addresses, please provide voting instructions for all proxy cards you receive so that all of your shares will be represented at the Annual Meeting. The Company is delivering multiple Proxy Statements and Annual Reports to multiple stockholders sharing an address unless it receives contrary instructions from one or more of the stockholders. If you are a stockholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report now or with respect to future mailings (or to request to receive only one copy of the Proxy Statement or Annual Report if you are currently receiving multiple copies), please send your request to Auxilio, Attention Corporate Secretary at the address noted above or call us at 949-614-0700.

Record Date, Quorum and Voting Requirements

Record Date

     Only holders of record of the Company’s common stock at the close of business on March 31, 2009, will be eligible to vote at the Annual Meeting. As of the close of business on March 31, 2009, the Company had 17,623,733 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Quorum

     The presence of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Required Vote

     Election of Directors. Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the eight nominees for director who receive the most votes will be elected. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors.

     Other Matters. For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

     Broker Authority to Vote. Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange (the “NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. The NYSE rules permit member brokers who do not receive instructions to vote on the election of directors.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, located at 27401 Los Altos, Suite 100, Mission Viejo, California, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

     Pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8, proposals that stockholders wish to include in the Company’s proxy statement and form of proxy for the Company’s 2010 annual meeting of stockholders must be received by the Company at its principal executive office at located at 27401 Los Altos, Suite 100, Mission Viejo, California, no later than January 15, 2010 and must satisfy the conditions established by the SEC for such proposals. Pursuant to SEC Rule 14a-4, if the Company has not received notice by March 31, 2010 of any matter a stockholder intends to propose for a vote at the 2010 annual meeting of stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card. Stockholders are advised to review the Company’s Bylaws, which contain requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

     Directors are elected at each annual stockholder’s meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the eight (8) nominees named below. All of the nominees currently are directors of the Company.

     It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Name	Age	Position with the Company
Edward B. Case	57	Director, Chairman of the Audit Committee
Joseph J. Flynn	43	Director
Michael Joyce	66	Director, Member of the Compensation Committee
John D. Pace	55	Director, Chairman of the Board and Member of the
		Compensation Committee
Max Poll	62	Director, Member of the Audit Committee
Mark St. Clare	62	Director, Member of the Audit Committee
Michael Vanderhoof	49	Director, Chairman of the Compensation Committee
Etienne Weidemann	43	Chief Executive Officer, President

     Edward B. Case, 57. Mr. Case has over 26 years experience leading healthcare, academic and community organizations. Since January 2006, he has served as the Executive Vice President and CFO for The Rehabilitation Institute of Chicago (RIC) where he provides leadership and oversight for all aspects of the Institute. From December 2003 to December 2005, Mr. Case was the President and Owner of Healthcare Resource Associates, a leading provider of business process outsourcing services focused on cash flow improvements for hospitals and physicians. Mr. Case has also served as CEO and President of Presbyterian Healthcare, as well as CEO and CFO of BJC Health Systems, and CFO at St. John’s Mercy Medical Center. Mr. Case has served as a member of the Company’s Board of Directors since January 2006.

     Joseph J. Flynn, 43. Mr. Flynn has over 19 years of experience in leading large international service operations in business media, software, and technology firms. Mr. Flynn resigned his position as Chief Executive Officer effective November 9, 2006, and resigned from employment with the Company effective December 31, 2006. As the Company’s CEO, Mr. Flynn was responsible for executive management and leadership, strategic direction and stockholder relations of Auxilio until December 31, 2006. Currently Mr. Flynn is the Vice President of the Sport Group for the Nielsen Company. The Nielsen Company is a global information and media company with leading market positions in marketing information (AC Nielsen), media information (Nielsen Media Research,) business publications (Billboard Magazine, the Hollywood Reporter), trade shows (Action Sports Retailer, Outdoor Retailer) and the newspaper sector ( Scarborough Research). The privately held company has more than 42,000 employees and is active in more than 100 countries with headquarters in Haarlem, the Netherlands and New York, USA. Mr. Flynn has served as a member of the Company’s Board of Directors since 2003.

     Michael Joyce, 66. Mr. Joyce has more than 30 years of experience in automotive and automotive related industries. Prior to his retirement in 1998, Mr. Joyce was President, CEO, and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings of the automotive industry. Pacific Baja has manufacturing facilities in the United States and Mexico. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels. Currently at Superior Industries Inc. in Van Nuys, California, Mr. Joyce chairs the Strategy and Long Range Planning Committee. He also serves on the Compensation/Benefits and the Nominating/Corporate Governance Committees of the Board of Directors of the Company. Mr. Joyce holds a degree in Physics from Kent State University and an MBA from Ohio State University. Mr. Joyce has served as a member of the Company’s Board of Directors since June 2007.

     John D. Pace, 55. Mr. Pace is the Non-executive Chairman of the Board and Chief Strategy Officer. He spent 25 years with ServiceMaster's Healthcare Division in a variety of senior leadership roles, the last as Executive Vice President for the West. Mr. Pace retired from ServiceMaster in March 2002. Mr. Pace has served as a member of the Company’s Board of Directors since 2004.

     Max Poll, 62. Mr. Poll most recently served as President and Chief Executive Officer of Scottsdale Healthcare, where he retired from in October 2005. He has been in health care administration for over 30 years and has held the positions of President & CEO of Barnes Hospital in St. Louis, Missouri, the primary teaching affiliate of Washington University School of Medicine; Administrator & CEO of Boone Hospital Center, Columbia, Missouri; and Assistant Director of St. Luke's Hospital, Kansas City, Missouri. Mr. Poll received his Bachelors of Business Administration from Western Michigan University, and his Masters of Hospital Administration from the University of Minnesota. His activities have included board, committee membership, and officer positions on metropolitan, state and national health organizations, including the American Hospital Association, Association of American Medical Colleges, and Voluntary Hospitals of America, Inc. Mr. Poll is a Fellow in the American College of Healthcare Executives, and currently is a board member of the International Genomics Consortium and serves as its Executive Advisor. He is also a founder and director of Goldwater Bank in Scottsdale, Arizona. Mr. Poll has served as a member of the Company’s Board of Directors since 2005.

     Mark St. Clare, 62. Mr. St. Clare’s background as a Board Member, CFO and Sr. Technology Executive includes successful leadership and management results in a number of segments of the technology industry. These experiences have involved IPO’s, venture capital funded startups, high growth international companies, and extensive Wall Street contacts. He has been responsible for the financial, IT and legal operations at private start up operations as well as large public high growth international companies and has managed multiple acquisitions. Mr. St. Clare most recently served as

Chief Financial Officer of Access 360 where he retired from in October 2002. As a board member and chair of the audit committee of Websense, Inc., he has been deeply involved in SOX 404 issues. He is also a member of their audit and governance committees. Mark St. Clare has also served as an Advisory Board Member at a previous security software company. Mr. St. Clare has served as a member of the Company’s Board of Directors since June 2007.

     Michael Vanderhoof, 49. Mr. Vanderhoof is Chairman of Cambria Asset Management LLC and a principal in Cambria Investment Fund LP. Cambria Asset Management is the holding corporation for Cambria Capital LLC, a FINRA registered broker dealer with offices in Los Angeles, Seattle and Salt Lake City. Cambria Investment Fund LP provides bridge loans and equity financing to early stage developing companies. Mr. Vanderhoof is a board member of Bionovo, Inc. He has over nineteen years experience in the capital markets. From 1998 to present, he has advised various private and public companies on capital formation, mergers and acquisitions and financing. From 1993 to 1997, Mr. Vanderhoof was a trader on a trading desk that made markets in over 200 OTC companies. His career began in 1985 as an Account Executive for a FINRA broker-dealer firm in Salt Lake City, Utah. Mr. Vanderhoof has served as a member of the Company’s Board of Directors since 2001.

     Etienne Weidemann, 43. Mr. Weidemann is a member of the Company’s Board of Directors and has served as the Company’s President and Chief Executive Officer since November 2006. He was previously the Chief Operations Officer and joined the Company in November 2002 as Vice President of Marketing. In March 2003, Mr. Weidemann was promoted to Executive Vice President of Sales and Marketing. Prior to Auxilio, Mr. Weidemann was Vice President of Sales and Vendor Marketing for the e-Learning and Collaboration Groups at Advanstar Communications Inc. From 1996 to 1999, Mr. Weidemann was a Director and founding member of WildnetAfrica.com where he played a leading strategic role in determining the company's go-to-market strategy. From 1991 through 1996, Mr. Weidemann was Managing Director of Elecrep Corporation, an engineering and automotive manufacturing concern in South Africa. Mr. Weidemann graduated with a law degree from the University of South Africa and was admitted as an Attorney of the Supreme Court of South Africa in 1989. Mr. Weidemann has served as a member of the Company’s Board of Directors since 2006.

Board Meeting and Attendance

     During fiscal year 2008, our Board of Directors held seven meetings in person or by telephone. Members of our Board of Directors are provided with information between meetings regarding our operations and are consulted on an informal basis with respect to pending business. Each director, with the exception of Michael Vanderhoof, attended at least 85% of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board of Directors on which such director served during the year.

Director Independence

     The Board of Directors has affirmatively determined that the following members of the Board of Directors meet the definition of “independent” set forth in the NASDAQ corporate governance listing standards: Edward B. Case, Michael Joyce, Max Poll and Mark St. Clare.

Committees of the Board of Directors

Compensation Committee

     The Compensation Committee is presently composed of Michael Vanderhoof, who serves as chairperson of the committee, John D. Pace and Michael Joyce. Neither Mr. Vanderhoof nor Mr. Pace meet the definition of “independent” set forth in the NASDAQ corporate governance listing standards. Pursuant to the authority delegated to it by the Board of Directors, the Compensation Committee reviews the performance of our executive officers and establishes overall employee compensation policies. This committee also reviews and recommends compensation levels for our directors and our corporate officers, including salary, bonus, and stock option grants, and administers our stock incentive plans. The compensation levels recommended by the Compensation Committee are ratified by the Board of Directors. The Compensation Committee may not delegate its responsibilities and the executive officers of the Company are not involved in determining or recommending the amount or form of executive and director compensation. The Compensation Committee met three times during the fiscal year ended December 31, 2008. The compensation committee does not have a written charter.

Audit Committee

     The Audit Committee is presently composed of Edward B. Case, who serves as chairperson, Max Poll and Mark St. Clare, all of whom meet the definition of “independent” set forth in the NASDAQ corporate governance listing standards. The Board of Directors has also determined that each of Edward B. Case and Mark St Clare is an “audit committee financial expert,” as defined by the rules of the SEC. The functions of the Audit Committee include, among other things, reviewing our annual and quarterly financial statements, reviewing the results of each audit and quarterly review with our independent registered public accounting firm, and discussing the adequacy of our accounting and control systems. The Audit Committee met four times during the fiscal year ended December 31, 2008. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached hereto as Annex A.

Nomination of Directors

     The Company currently does not have a standing nominating committee. The members of the Board of Directors perform the functions of a nominating committee. The Board of Directors does not believe it needs a separate nominating committee because the directors have the time and resources to perform the function of recommending nominees to the Board. Nominees for the Board of Directors are selected and approved by a majority of the directors and voted upon by the directors.

     In identifying potential nominees, the Board of Directors takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board of Directors, the balance of management and independent directors and the need for specialized expertise. The members of the Board of Directors identify director nominees through a combination of referrals, including by management, existing members of the Board of Directors and stockholders, and direct solicitations, where warranted. Referrals of director nominees should be sent to the Board of Directors, c/o Chief Financial Officer, Auxilio, Inc., 27401 Los Altos, Suite 100, Mission Viejo, California 92691. All referrals will be compiled by the Chief Financial Officer and forwarded to the Board of Directors. At a minimum, a recommendation should include the individual’s current and past business or professional affiliations and experience, age, stock ownership, particular banking or business qualifications, if any, and such other information as the stockholder deems relevant to assist the Board in considering the individual’s potential service as a director.

Communications with the Board of Directors

     Stockholders may communicate with the Board of Directors or any individual director by sending written communications addressed to the Board of Directors, or to the individual member of the Board of Directors, c/o Chief Financial Officer, Auxilio, Inc., 27401 Los Altos, Suite 100, Mission Viejo, California 92691. All communications are compiled by the Chief Financial Officer and forwarded to the Board of Directors or the individual director(s) accordingly.

Code of Ethics

     We have adopted a “code of ethics” as defined in Item 406(b) of SEC Regulation S-K that applies to all our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics is attached as Exhibit 14.1 to Auxilio’s Form 10-KSB for the year ended December 31, 2003 that was filed with the SEC on April 14, 2004 and is available upon written request to the secretary of Auxilio.

Director Attendance at Annual Meetings

     Directors are encouraged to attend annual meetings of the Company’s stockholders. John D. Pace and Etienne Weidemann attended the 2008 Annual Meeting of the Company’s stockholders.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
Etienne Weidemann	43	Chairman and Chief Executive Officer and President
Paul T. Anthony	38	Chief Financial Officer
Jacques Terblanche	43	Chief Operating Officer

All officers serve at the discretion of the Board of Directors.

     For additional information on Mr. Weidemann, who also serves as a director of the Company, please refer to his profile set forth above under “ELECTION OF DIRECTORS”.

     Paul T. Anthony was hired as the Chief Financial Officer effective January 3, 2005. Prior to joining the Company, Mr. Anthony served as Vice President, Finance and Corporate Controller with Callipso, a provider of voice-over IP based network services. During his tenure at Callipso, Mr. Anthony was responsible for all of the financial operations including accounting, finance, investor relations, treasury, and risk management. Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software. Mr. Anthony joined Access360 from Nexgenix, Inc. where he served as Corporate Controller. Prior to this, Mr. Anthony held numerous positions in Accounting and Finance at FileNET Corporation, a provider of enterprise content management software applications. Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainment practice. He is a certified public accountant and holds a Bachelor of Science in Accounting from Northern Illinois University.

     Jacques Terblanche has served as Chief Operating Officer since December 2008 and in such capacity, oversees Auxilio's operations and leads the Solutions Group. Before joining Auxilio in April 2003 Mr. Terblanche was CIO of WebEv, a web event management company that pioneered and specialized in webinars in collaboration with Advanstar, Inc. Before that, from 1996 – 1997 Mr. Terblanche was VP of Information Technology for Ultimate Sales Systems, a software developer and distributor of Point of Sale software systems. Prior to joining Ultimate Sales, Mr. Terblanche was senior partner of a commercial and international law practice for 7 years. He did his undergraduate work in Economics and Accounting at the University of Pretoria and holds a Law degree from the University of South Africa.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table discloses the compensation received in each of the last two fiscal years by (i) our Chief Executive Officer of the Company during the last fiscal year and (ii) the two other most highly compensated executive officers or individuals in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose total compensation exceeded $100,000 in the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)
Etienne Weidemann(a) Chief Executive Officer and President	2008 2007	$175,000 $175,000	$192,889 $197,274	- -	- $173,005	- -	- -	- -	$367,889 $545,279
Jacques Terblanche(b) Chief Operating Officer	2008 2007	$165,000 $27,500	$144,442 $152,335	- -	- $150,893	- -	- -	- $137,500	$309,442 $468,228
Paul T. Anthony(c) Chief Financial Officer	2008 2007	$170,000 $170,000	$105,399 $106,688	- -	- $132,675	- -	- -	$6,611 $6,611	$282,009 $415,973

(1)	Bonuses include amounts earned by the individual and accrued by the Company in the year listed but paid to the individual in the subsequent year.
(2)

A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in Part 2, item 7 of our 2008 annual report on Form 10-K.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123(R), excluding the forfeiture assumption.

(3)

For Mr. Anthony, includes reimbursement for medical insurance payments made directly by him. For Mr. Terblanche, includes base compensation paid to him as a contractor through October 2007. Effective November 1, 2007, he became an employee of the Company.

(a)	Mr. Weidemann joined the Company in November 2002. He became the Chief Executive Officer effective November 9, 2006.
(b)	Mr. Terblanche joined the Company in May 2003 as an independent contractor. He became an employee and the Chief Operating Officer in November 2007.
(c)	Mr. Anthony joined the Company in January 2005 as Chief Financial Officer.

Narrative to Summary Compensation Table

     On March 15, 2006, the Company entered in to an employment agreement with Etienne Weidemann to serve as President and Chief Operating Officer. This agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and an annual bonus when certain earnings and revenue targets were accomplished. Mr. Weidemann became the Chief Executive Officer of the Company effective November 9, 2006. In November of 2007, the Company entered in to a new employment agreement with Mr. Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in 2008 and $190,000 in 2009. In 2008 Mr. Weidemann also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 4.0% of positive EBITDA up to $3.5 million and 4.8% of EBITDA for amounts over $3.5 million. In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Weidemann can earn a maximum bonus of $69,300 with $34,650 earned if the Company books $20 million in new contracts in 2009 and $34,650 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Weidemann also can earn periodic commissions of 6.0% of the net cash flow from equipment sales up to $2.5 million annually and a 7.2% commission for amounts over $2.5 million. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     On March 15, 2006, the Company entered in to an employment agreement with Paul T. Anthony to serve as Chief Financial Officer and Corporate Secretary. This new agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $170,000. Mr. Anthony received 75,000 options and an annual bonus when certain earnings and revenue targets were accomplished. In November of 2007, the Company entered in to a new employment agreement with Mr. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 2.5% of positive EBITDA up to $3.5 million and 3.0% of EBITDA for amounts over $3.5 million. . In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Antony can earn a maximum bonus of $42,900 with $21,450 earned if the Company books $20 million in new contracts in 2009 and $21,450 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Anthony also can earn periodic commissions of 3.0% of the net cash flow from equipment sales up to $2.5 million annually and a 3.6% commission for amounts over $2.5 million. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant. The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 3.0% of positive EBITDA up to $3.5 million and 3.6% of EBITDA for amounts over $3.5 million. . In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Terblanche can earn a maximum bonus of $56,100 with $28,050 earned if the Company books $20 million in new contracts in 2009 and $28,050 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Terblanche also can earn periodic commissions of 4.5% of the net cash flow from equipment sales up to $2.5 million annually and a 5.4% commission for amounts over $2.5 million. The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END (1)

Option and Warrant Awards
				Equity
		Number of	Number of	Incentive Plan
		Securities	Securities	Awards:
		Underlying	Underlying	Number of
		Unexercised	Unexercised	Securities
		Options and	Options and	Underlying
		Warrants	Warrants	Unexercised	Exercise
	Type of	Exercisable	Unexercisable	Options and	Price	Expiration
Name	Instrument	(#)	(#)(2)	Warrants	($)	Date

Etienne Weidemann	Warrant	250,000	-	-	$0.30	3/31/2009
	Option	33,333	-	-	$3.00	12/20/2012
	Option	66,667	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	11,111	5,556	-	$2.00	3/15/2015
	Option	53,333	26,667	-	$1.40	2/2/2016
	Option	48,333	96,667	-	$0.47	1/9/2016
	Option	66,667	133,333	-	$1.25	11/8/2017

Jacques Terblanche	Option	10,000	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	50,000	-	-	$1.84	11/4/2014
	Option	50,000	-	-	$2.00	4/15/2015
	Option	10,000	5,000	-	$1.40	2/2/2016
	Option	41,667	83,333	-	$0.47	11/9/2016
	Option	58,333	116,667	-	$1.25	11/8/2017

Paul T. Anthony	Warrant	330,000	-	-	$1.95	12/10/2009
	Option	50,000	25,000	-	$1.40	2/2/2016
	Option	40,000	80,000	-	$0.47	11/9/2016
	Option	50,000	100,000	-	$1.25	11/8/2017

(1)

Options and warrants shown in this table were granted between 2002 and 2008. There have been no stock awards granted to any Named Executive Officer. As such, these columns are omitted from this Table of Outstanding Equity Awards.

(2)

All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant. Warrants were performance based and vested at the discretion of the Board of Directors.

DIRECTOR COMPENSATION FOR 2008

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)	($)(3)	($)	($)	($)	($)
Edward B. Case	—	—	21,834	—	—	—	21,834
Joseph Flynn	—	—	12,726	—	—	—	12,726
Michael Joyce	—	—	22,660	—	—	—	22,660
John D. Pace (2)	82,000	—	22,660	—	—	—	104,660
Max Poll	—	—	20,118	—	—	—	20,118
Mark St. Clare	—	—	20,545	—	—	—	20,545
Michael Vanderhoof	—	—	22,660	—	—	—	22,660

(1)

Etienne Weidemann, our President and Chief Executive Officer also serves as a director and is not included in this table because he did not receive compensation for his services as director. His compensation received as an employee is shown on the Summary Compensation Table.

(2)	John D. Pace earned fees for additional services rendered under a consulting agreement. See further disclosure under Certain Relationships and Related Transactions.
(3)

A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in Part 2, item 7 of our 2008 annual report on Form 10-K.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123(R), excluding the forfeiture assumption.

Narrative to Director Compensation Table

     The Company compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of Common Stock. Each outside director also receives 2,500 shares of Common Stock for each board meeting and committee meeting attended.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key associates. The Committee consists of Mr. Vanderhoof, its chairperson, Mr. Pace and Mr. Joyce. No member of this committee is an employee or officer.

     The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrate pay with the individual executive’s performance and the Company’s annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies in the healthcare services industry, thereby allowing us to compete for and retain talented executives who are critical to our long-term success; and (iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of stock options. The compensation of our executive officer is currently comprised of annual base salary, a bonus plan pursuant to certain performance criteria being achieved, and long-term performance incentives in the form of stock option grants under the stock option plans.

Chief Executive Officer Compensation

     The Compensation Committee set the 2009 annual compensation for our Chief Executive Officer, Mr. Weidemann. Mr. Weidemann is being paid an annual salary of $190,000. Mr. Weidemann may earn commissions and an annual bonus, at the discretion of the Board of Directors, with an amount to be determined by the Board of Directors.

By the Compensation Committee,

Michael Vanderhoof, Chairperson
John D. Pace
Michael Joyce

April 15, 2009

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009, by (i) each current director; (ii) each executive officer named in the summary compensation table included herein who was serving as an executive officer at the end of fiscal 2008; (iii) all our current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number (2)	Percent
Paul Anthony (3)	572,150	3.2
Edward B. Case (4)	61,500	*
Joseph J. Flynn (5)	629,234	3.5
Michael Joyce (6)	48,333	*
John Pace (7)	84,538	*
Max Poll (8)	105,000	*
Mark St. Clare (9)	27,833	*
Jacques Terblanche	370,833	2.1
Michael Vanderhoof (10)	1,157,246	6.5
Etienne Weidemann (11)	734,166	4.0
All directors and executive officers, as a group (12)	3,790,833	17.0

*	Less than 1% of the outstanding shares of common stock
(1)	The address for all officers and directors is 27401 Los Altos, Suite 100, Mission Viejo, CA 92691.
(2)

Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 17,623,733 shares outstanding as of March 31, 2009, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days whose percentages are based upon the sum of shares outstanding as of March 31, 2009 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(3)	Includes 330,000 shares subject to stock warrant agreements.
(4)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(5)	Includes 250,000 shares subject to stock warrant agreements. Includes 2,500 shares subject to stock options exercisable within 60 days.
(6)	Includes 2,500 shares subject to stock options exercisable within 60 days.
(7)	Includes 2,500 shares subject to stock options exercisable within 60 days.
(8)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(9)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(10)

Includes 32,500 shares subject to stock warrant agreements. Michael Vanderhoof is a principal in Cambria Investment Fund, L.P. Cambria Investment Fund, L.P. currently owns 80,000 shares of common stock and holds warrants to purchase 1,290,000 shares of the Company's common stock.Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Cambria Investment Fund, L.P. Mr. Vanderhoof is also a principal in Avintaquin Capital, LLC which currently owns 316,667 shares of common stock and holds warrants to purchase 45,338 shares of the Company's common stock. Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Avintaquin Capital, LLC. Includes 2,500 shares subject to stock options exercisable within 60 days.

(11)	Includes 250,000 shares subject to stock warrant agreements.

(12)	Includes 862,500 shares subject to stock warrant agreements.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Auxilio's executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Auxilio believes that during the year ended December 31, 2008 all Section 16(a) reports applicable to its executive officers, directors and greater than 10% stockholders were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007, (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $0.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $0.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $0.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through March 2008, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method. The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the interest method. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years. In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

     Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008. In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000. The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share. In April 2008, the Company extended the maturity date of the $745,000 to July 1, 2008 with no other changes in the terms of the Loan Agreement.

     In accordance with EITF 96-19, the Company determined that the July 2007 restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951. In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument. The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

     The Company determined that the fair value of the new loan payable was $252,293. The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927 and unamortized loan discount costs of $85,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing. Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

     The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

     The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

     Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $242,280 and $480,637 for the years ended December 31, 2008 and 2007, respectively.

     On July 1, 2008, $372,500 of the principal balance of the loan and $14,900 of the interest due was converted to common stock with the remaining outstanding principal balance of $372,500, along with $7,450 of interest due, paid to Cambria in cash.

     On November 23, 2005, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement, the Company could borrow up to $500,000, The Loan was secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for entering into the Loan, Cambria Investment Fund L.P. also received warrants to purchase up to 250,000 shares of the Company’s common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant to receive 75,000 issued upon execution was $69,557. Such amount was recorded as interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model. In March 2006, the Company borrowed $250,000 on the Loan. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocated a value of $85,079 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and was to be amortized to interest expense over the life of the note using the straight-line interest method. In April 2006, the Company paid in full the outstanding principal balance under the Initial Loan and charged the remaining unamortized balance of the discount to interest expense. The fair value of the warrants were determined using the Black-Scholes option-pricing model.

     In September 2006, the Company entered in to a consulting agreement with John D. Pace, a director, and Chairman of the Board to provide support to the Company in the capacity of Chief Strategy Officer. Mr. Pace was entitled to receive $6,000 per month through December 2007 for his services. In addition, Mr. Pace was entitled to receive cash commission at a rate of 1% of the gross proceeds of a sale for any business closed through introductions made by him through December 2007. The agreement terminated December 31, 2007. In November 2007, the Company entered into a revised consulting agreement with Mr. Pace. Under this revised agreement, Mr. Pace was entitled to receive only the $6,000 per month through December 2008 for his services. The agreement terminated December 31, 2008. Total cash compensation to Mr. Pace for the years ended December 31, 2007 and 2008 was $72,000 and $82,000, respectively.

     The Company believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were and all future transactions between the Company and its officers, directors, principal Stockholders or their affiliates will be approved by a majority of the disinterested members of the Board of Directors, on terms no less favorable than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

PROPOSAL NO. 2

TO AUTHORIZE AMENDMENTS TO OUR 2007 STOCK OPTION PLAN

     On February 5, 2009, the Board of Directors adopted, subject to stockholder approval, an amendment (the “Amendment”) to the Company’s 2007 Stock Option Plan (the “Plan”) to increase by 1,500,000 shares the total number of shares of our Common Stock available for issuance under the Plan from 4,470,000 to 5,970,000. Without this increase, as of December 31, 2008, only 66,064 shares would be available for additional awards under the Plan. Assuming the Amendment is approved at the Annual Meeting, a total of 1,566,604 shares would be available for new awards under the Plan. A description of the types of awards that may be granted under the Plan is set forth below in the summary of the Plan.

     The Board of Directors believes an increase to the shares available for issuance under the Plan, will make a significant contribution to the Company’s success in attracting, retaining and motivating select officers, employees and other key individuals. The purposes of the 2007 Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, employees, and consultants to those of the Company’s stockholders and by providing such individuals with an incentive for performance to generate returns to the Company’s stockholders.

     The Board adopted the Amendment, subject to stockholder approval, because it believes that the previous limitations would not allow the Company to grant sufficient levels of equity compensation to these key individuals. A copy of the Amendment is attached hereto as Annex B.

     In addition, the Board believes that the level of increase to the shares available for issuance under the Plan is reasonable given the awards currently outstanding. A summary of the Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Plan. Copies of the Plan can be obtained by writing to the Secretary, Auxilio, Inc., 27401 Los Altos, Suite 100, Mission Viejo, California 92691. Capitalized terms used in this summary and not otherwise defined will have the meaning ascribed to such terms in the Plan.

Description of the 2007 Plan and the Amendment

     Shares Reserved for Issuance. As of December 31, 2008, there were 66,064 shares available for issuance under the Plan and 1,857,859 shares subject to outstanding awards under the Plan that had not yet become vested and/or exercisable. Additionally, another 1,500,000 shares shall be reserved for issuance under the 2007 Plan. Therefore, the approval of the Amendment to the 2007 Plan will authorize the Company to grant awards covering up to an aggregate of an additional 1,566,064 shares of Common Stock. As of March 31, 2009, there were 17,623,734 shares of the Company’s Common Stock outstanding.

     The Amendment of the 2007 Plan will have no impact on awards outstanding under the Company’s 2000 Stock Option Plan, 2001 Stock Option Plan, 2003 Stock Option Plan and 2004 Stock Option Plan.

     Limits on Awards. A maximum of 5,970,000 shares of Common Stock may be issued and sold under all awards, restricted and unrestricted, granted under the 2007 Plan after adoption of the Amendment.

     To the extent that any award under the 2007 Plan involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to awards under the 2007 Plan pursuant to such limitations.

     Administration. The Company’s Board of Directors, or a committee thereof, shall administer the 2007 Plan. Each Administrator member shall satisfy the requirements for (i) a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act, and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code. The term “Administrator,” as used in this Proxy, refers to the Board of Directors.

     The Administrator shall have such powers and authority as may be necessary or appropriate to carry out the functions of the Administrator as described in the 2007 Plan. Subject to the express limitations of the 2007 Plan, the Administrator shall have authority in its discretion to determine the persons to whom, and the time or times at which, awards may be granted, the number of shares subject to each award, the exercise price of an award, the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award and all other terms of the award. The Administrator may prescribe, amend and rescind rules and regulations relating to the 2007 Plan. All interpretations, determinations and actions by the Administrator shall be final, conclusive and binding upon all parties.

     Eligibility. Any person who is a director, executive officer or employee of or a consultant to Auxilio, or any person to whom an offer of employment with Auxilio has been extended, as determined by the Administrator is eligible to be designated by the Administrator to receive awards and become a participant under the 2007 Plan (a “Participant” or the “Participants”). Approximately ninety people are currently eligible to be Participants in the Plan.

Types of Awards under 2007 Plan

     Stock Options. Stock options granted under the 2007 Plan may be either incentive stock options or non-qualified stock options, subject to the provisions of Section 422 of the Internal Revenue Code. The exercise price per share of a stock option shall not be less than the fair market value of the Company’s Common Stock on the date the option is granted, provided that the Administrator may in its discretion specify for any stock option an exercise price per share that is higher than the fair market value of the Company’s Common Stock on the date the option is granted. In very limited circumstances the exercise price per share of a non-qualified stock option may be equal to, but not less than, eighty-five percent (85%) of the fair market value of the Company’s Common Stock on the date the option is granted. The Administrator shall determine the period during which a vested stock option may be exercised, provided that the maximum term of a stock option shall be ten years from the date the option is granted.

Certain Features of Awards Under 2007 Plan

     Transferability of Awards. All stock options are nontransferable except upon the Participant’s death by will or the laws of descent or distribution.

     Adjustments to Awards Upon Certain Changes in Capitalization. The Administrator may make adjustments to the aggregate number and kind of shares subject to the 2007 Plan, and the number and kind of shares and the exercise price per share subject to outstanding awards, as applicable, if, by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the Company’s capital structure, the Company increases or decreases the number of outstanding shares of the Company’s Common Stock; or converts or exchanges shares of the Company’s Common Stock into a different number or kind of the Company’s shares or other securities.

     Occurrence of Corporate Transaction. The 2007 Plan provides that in the case of certain transactions constituting a change in control of the Company, outstanding awards shall be assumed by the surviving entity. In the event the surviving entity refuses to assume such outstanding awards, or substitute substantially equivalent options for the surviving entity's stock for such outstanding awards, then all such outstanding awards shall immediately vest and/or become exercisable as of ten (10) days prior to such change in control.

     Section 162(m) Awards. Options granted under the 2007 Plan will automatically qualify for the “performance-based compensation” exception under Internal Revenue Code Section 162(m) pursuant to their expected terms.

Term of 2007 Plan

     The 2007 Plan shall terminate on March 23, 2017, which is the tenth anniversary of the date of its adoption by the Board of Directors. The Board of Directors may, in its discretion and at any earlier date, terminate the 2007 Plan. Notwithstanding the foregoing, no termination of the 2007 Plan shall adversely affect any award theretofore granted without the consent of the Participant or the permitted transferee of the award.

New Plan Benefits

     Future awards to the Company’s executive officers and employees are discretionary. Therefore, at this time the benefits that may be received by the Company’s executive officers and other employees if the Company’s stockholders approve the 2007 Plan cannot be determined. In addition, because the value of stock issuable to the Company’s non-employee directors under the 2007 Plan will depend on the fair market value of the Company’s Common Stock at future dates, it is not possible to determine exactly the benefits that might be received by the Company’s non-employee directors under the 2007 Plan.

Equity Compensation Plan Information

     The following table provides certain information as of December 31, 2008 with respect to the Company’s equity compensation plans under which equity securities of the Company are authorized for issuance.

	Number of	Weighted	Number of
	Securities to be	Average	Securities
	Issued Upon	Exercise Price	Remaining
	Exercise of	of Outstanding	Available for
	Outstanding	Options,	Future
	Options, Warrants	Warrants and	Issuances
Plan	and Rights	Rights	Under Plans
Equity compensation plans approved	4,385,186	$1.15	66,064
by security holders (1):
Equity compensation plans not	2,170,204	$1.37	-
approved by security holders (2):
Total	6,555,390		66,064

(1)	These plans consist of the 2007 Stock Option Plan, 2004 Stock Incentive Plan, 2003 Stock Option Plan, 2001 Stock Option Plan, and the 2000 Stock Option Plan.
(2)	Warrants and rights. From time to time and at the discretion of the Board of Directors the Company may issue warrants to key individuals or officers of the Company as performance based compensation.

Summary of Federal Income Tax Consequences of the 2007 Plan

     The following is a brief summary of certain federal income tax consequences of participation in the 2007 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2007 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each Participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     Incentive Stock Options. No taxable income will be recognized by a Participant under the 2007 Plan upon either the grant or the exercise of an incentive stock option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive stock option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the Participant’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the Participant in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the Participant in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant as a result of a disposition of the shares received upon exercise of an incentive stock option.

     The exercise of an incentive stock option may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive stock option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. A Participant who is subject to alternative minimum tax in the year of exercise of an incentive stock option may claim as a credit against the Participant’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive stock option. This credit is available in the first year following the year of exercise in which the Participant has regular tax liability.

     Non-Qualified Stock Options. No taxable income is recognized by a Participant upon the grant of a non-qualified stock option. Upon exercise, however, the Participant will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the Participant who is an employee of the Company will be subject to income tax withholding by the Company out of the Participant’s current compensation. If such compensation is insufficient to pay the taxes due, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Participant, provided that certain reporting requirements are satisfied.

 If the exercise price of a non-qualified stock option is paid by the Participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the Participant as a result of such exercise. If the exercise price is paid by delivering shares of the Company’s Common Stock already owned by the Participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the Participant on the already-owned shares exchanged (however, the Participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the Participant, up to the number of the old shares exchanged, will have the same tax basis and holding period as the Participant’s basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the Participant plus the amount of income recognized by the Participant as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the proceeds realized and the Participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     Tax Withholding. Under the 2007 Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any award granted under the 2007 Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of Common Stock to which the participant is entitled pursuant to an award, or (ii) delivering to the Company shares of Common Stock owned by the participant.

     Deferred Compensation. Any deferrals made under the 2007 Plan, including awards granted under the 2007 Plan that are considered to be deferred compensation, must satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to Participants, which include the current inclusion of deferred amounts in income and interest and a surtax on any amount included in income. The Section 409A requirements include limitations on election timing, acceleration of payments, and distributions. Section 409A applies to certain discounted stock options and other awards that provide the Participant with an opportunity to defer to recognition of income. The Company intends to structure any awards under the 2007 Plan to meet the applicable tax law requirements under Internal Revenue Code Section 409A in order to avoid its adverse tax consequences.

Vote Required

     Approval of the 2007 Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the approval of the 2007 Plan.

     Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the approval of Proposal No. 2.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE AMENDMENTS TO OUR 2007 PLAN

APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has reappointed the firm of Haskell & White LLP as the independent registered public accounting firm for the Company for the 2008 fiscal year. Haskell & White LLP has audited the accounts and records of the Company since the fiscal year ended December 31, 2006. Representatives of Haskell & White LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

     The aggregate fees for professional services rendered by Haskell & White LLP for the annual audit of the Company’s financial statements and the reviews of the financial statements included in the Company’s Forms 10-QSB and Forms 10-Q billed during the years ended December 31, 2007 and 2008 were $137,712 and $135,225, respectively.

Audit-related Fees

     The aggregate fees for audit-related services rendered by Haskell & White LLP for consents and other assurance services billed during the years ended December 31, 2007 and 2008 were $14,925 and $17,800, respectively.

Tax Fees

     The aggregate fees for tax services rendered by Haskell & White LLP billed during the years ended December 31, 2007 and 2008 were $11,660 and $12,000, respectively.

All Other Fees

     Fees for other services rendered by Haskell & White LLP billed during the years ended December 31, 2007 and 2008 were $670 and $0.

Audit Committee Pre-Approval Policies and Procedures

     Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm in accordance with applicable Securities and Exchange Commission rules. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the professional services rendered by Haskell & White LLP for fiscal years 2007 and 2008 were pre-approved by the Audit Committee of our Board of Directors in accordance with applicable SEC rules.

AUDIT COMMITTEE REPORT

     The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of our financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report for fiscal year 2008 with management.

     The Audit Committee also reviewed with Haskell & White LLP, our independent registered public accounting firm, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61).The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, “Communications with Audit Committees Concerning Independence (Rule 3526)”.The Audit Committee has also considered whether the provision of non-audit services by Haskell & White LLP is compatible with their independence.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

     No portion of the information in this report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

By the Audit Committee,

Edward B. Case, Chairperson
Max Poll
Mark St. Clare

April 15, 2009

ANNUAL REPORT

     The Company’s Annual Report on Form 10-K, including financial statements , for the fiscal year ended December 31, 2008, accompanies this Proxy Statement.

OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter that will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Auxilio, Inc.

/s/ John D. Pace

John D. Pace
Chairman of the Board

Mission Viejo, California
April 15, 2009

ANNEX A

AUXILIO, INC.

AUDIT COMMITTEE CHARTER

I.      PURPOSE

     The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Auxilio, Inc. (the “Company”) to provide assistance to the Board in fulfilling the Board’s responsibilities to the Company’s stockholders and potential stockholders, and to the investment community, relating to the Company’s corporate accounting and financial reporting practices, as well as the quality and integrity of the Company’s audits and financial statements and reports. The Committee’s primary duties and responsibilities are to:

  Monitor the reliability and integrity of the Company’s financial reporting and disclosure practices and systems of internal controls;

  Monitor the Company’s compliance with legal and financial regulatory requirements;

  Monitor the qualifications and independence of the Company’s independent auditors;

  Monitor the performance of the Company’s internal controls and independent auditors;

  Provide an avenue of communication among the independent auditors, management and the Board; and

  Prepare the Committee’s annual report for inclusion in the Company’s proxy statement.

     The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts as it deems necessary in the performance of its duties, which experts need not be the same as are regularly retained by the Company to perform such functions.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP). This is the responsibility of management and the independent auditors.

The Audit Committee shall report its activities to the full Board of Directors on a regular basis.

The Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Article IV of this Charter.

II.      COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board.

     Committee members shall meet the independence and experience requirements set forth in the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), and in applicable listing standards. Without limiting the foregoing, each Committee member shall be an independent director, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     In addition, all members of the Committee shall have a working familiarity with basic finance and accounting practices and shall be financially literate, as determined in the business judgment of the Board, or shall meet such standards within a reasonable period of time after the director’s appointment to the Committee. At least one member of the Committee shall qualify as an “audit committee financial expert,” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002.

     The members of the Committee shall be appointed by the Board at the recommendation of the Board at the annual organizational meeting of the Board, and they shall continue as members of the Committee until their successors are duly appointed and qualified. Unless a Chairperson for the Committee is appointed by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

     Members of the Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve on the Committee and the Board discloses this determination in the Company’s proxy statement.

III.       MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet privately and separately in executive session at least two times annually with management, the executive officer heading the internal auditing staff and the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed. The Company may require any Company officer or employee or the Company’s outside counsel or external auditor to attend any Committee meeting or to meet with any members of, or consultants to, the Committee, and to provide pertinent information as necessary. In addition, the Committee or at least its Chairperson should meet with the independent auditors and/or management quarterly to review the Company’s financial statements.

     The Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting and, whenever reasonably practicable, circulate the agenda to each member prior to the meeting date. The Committee shall maintain minutes and other relevant documentation of all its meetings.

IV.	RESPONSIBILITIES AND DUTIES
A.	Independent Auditors
1.

The independent auditors shall be directly accountable to the Committee and indirectly accountable to the Board through the Committee. The Committee shall review the independence and evaluate the performance of the auditors and annually approve the appointment/retention of the independent auditors or approve any discharge of auditors when circumstances warrant. The Committee shall have the sole authority to terminate the engagement of the Company’s independent auditors; provided, however, the Committee shall discontinue the Company’s engagement of the independent auditors with respect to any independent audit if the Company’s chief executive officer, chief financial officer, controller, chief accounting officer or person serving in an equivalent position was employed by the auditor and participated in any capacity in auditing of the Company during the one year period prior to initiating such independent audit.

2.

The Committee shall have the sole authority to approve the fees and other significant compensation to be paid to the independent auditors for the audit engagement, which shall include preparing or issuing the audit report and performing other audit, review or attest services for the Company, and to approve any significant non- audit engagement in accordance with the regulations promulgated by the SEC. Such approval shall be delivered prior to the related services being performed. In approving any non-audit engagement, the Committee must also consider whether the provision of permitted non-audit services by auditors and the amount of fees paid to auditors for such services are consistent with the auditors’ independence.

3.

The Committee shall be directly responsible for the resolution of disagreements between management and the Company’s independent auditors regarding financial reporting, and shall have final authority to determine the Company’s position with respect to any such disagreement.

4.

The Committee shall annually obtain and review a report by the independent auditors describing the independent auditors’ internal quality control procedures, and any material issues raised with respect thereto by any internal review, peer review or external investigation thereof, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

5.

The Committee shall: (a) on an annual basis, review and discuss with the independent auditors all significant relationships they have or are proposed to have with the Company to determine whether those relationships could impair the auditors' objectivity and independence, and obtain a written statement from the independent auditors regarding such relationships and present this statement to the Board; and (b) review, on an ongoing basis,compliance with the statutory ban on the independent auditors’ provision of non-audit services, except for the provision of tax advice and services pre-approved by the Committee.

6.

In consultation with management and the Company’s internal audit staff, the Committee shall annually consider the independent auditors’ qualifications, performance and independence, the independent auditors' judgments about the quality and appropriateness of the Company’s accounting principles and disclosure practices as applied in its financial reporting, and the independent auditors’ views about how such accounting principles and disclosure practices may affect stockholder and public views and attitudes about the Company.

7.

At least every five years, the Committee shall require the rotation of the independent auditors’ lead audit partner and reviewing audit partner, and consider the costs and benefits of switching to another firm of independent auditors.

8.

The Committee shall establish a regular schedule of meetings with the independent auditors without management present to discuss candidly any audit problems or difficulties and management’s responses to the independent auditors’ efforts to resolve such problems or difficulties. Topics addressed in these sessions should include any adjustments proposed by the independent auditors that were rejected by management on any basis, matters referred by the independent auditors to their national offices for additional review, the contents of any management/internal control letters issued or pending by the independent auditors and the independent auditors’ candid assessment of the responsibilities, budget and staffing of the Company’s internal audit function.

9.

The Committee shall establish formal procedures for the hiring of employees and former employees of the independent auditors with the goal of preventing the prospect of future employment with the Company from influencing the current performance of the independent auditor function.

10.

The Committee shall periodically review the independent auditors’ audit plan, including scope, staffing, locations, reliance upon management, internal audit and general audit approach and the content of all audit- related services.

B.	Handling of Complaints Regarding Accounting Practices
1.

The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

2.

The Committee shall establish procedures for the receipt of complaints or reports by outside legal counsel regarding evidence of material violations of securities laws or breaches of fiduciary duties as required by the rules and regulations promulgated by the SEC.

C.	Review Procedures
1.

The Committee shall review the Company’s annual and quarterly financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments, including the assessments of financial performance and critical accounting policies proposed to be set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall recommend to the Board whether the financial statements should be included in the Company’s periodic reports and its annual report to be included in the Company’s proxy statement.

2.

The Committee shall review any analyses prepared by management or the independent auditors regarding significant financial reporting issues, specifically including the judgments made by management as to the application of GAAP to the Company’s financial reporting in light of potential alternative GAAP applications.

3.

The Committee shall discuss, both internally and with the Company’s independent auditors, any earnings information or any financial information or earnings guidance provided to analysts and rating agencies prior to the release of the information. In that connection, the Committee shall discuss the results of the audit, any significant changes to the Company’s accounting principles and any items required to be communicated to audit committees in accordance with AICPA SAS 61, as amended. In lieu of the full Committee’s involvement, this function may be performed by the Chairperson of the Committee or pursuant to general guidelines as to the type of information to be included in such releases and the presentation thereof.

	4.	The Committee shall review with management the Company’s presentation of “pro forma,” or non-GAAP financial measures, to ensure compliance with applicable disclosure requirements.

Internal Controls and Legal Compliance
1.

In consultation with the management and the independent auditors, the Committee shall on an ongoing basisthe adequacy and integrity of the Company’s internal financial reporting processes and controls, and review before filing any periodic report, the disclosure regarding such system of internal controls contained the certifications by the Company’s chief executive officer and chief financial officer and the attestations or by the independent auditors relating to the adequacy of such internal controls contained in the annual report to be included in the Company’s proxy statement.

2.	The Committee shall establish policies and procedures to ensure that management regularly assesses the major financial risk exposure and implements plans to monitor and control such risks.
3.

The Committee shall review, as necessary, any significant changes in the Company’s selection or application accounting principles and major issues as to the adequacy of the Company’s internal controls and any audit steps adopted in light of any material control deficiencies.

4.	The Committee shall review, as necessary, the effect of regulatory or accounting initiatives, as well as any off- balance sheet structures, on the Company’s financial statements.
5.	The Committee shall review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the Company’s internal audit staff, if any, as needed.
6.

The Committee shall, on an ongoing basis, review the appointment, performance, and replacement of the financial and accounting personnel and the financial and accounting personnel succession planning within the Company.

7.

On at least an annual basis, the Committee shall review with the Company’s outside counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Committee Responsibilities
1.

The Committee shall review and reassess the adequacy of this Charter at least annually, and submit the Charter with any recommended changes to the Board for approval and have the then-current document published at least every three years in accordance with SEC regulations.

2.

The Committee shall participate in implementing the Company’s code of conduct applicable to all directors, officers and employees that complies with both the rules and regulations promulgated by the SEC and applicable listing standards.

3.	The Committee shall annually prepare a report to stockholders as required by the SEC. The report should be included in the Company’s annual proxy statement and shall state whether the Committee has:
reviewed and discussed the audited financial statements with management;
discussed with the independent auditors the matters required to be discussed by SAS 61, as amended;
received certain disclosures from the auditors regarding their independence; and
state whether the Committee has recommended to the Board that the audited financial statements be included in the annual report on Form 10-K filed with the SEC based upon such disclosure.

4.	The Committee shall review and approve in advance any proposed related party transactions.
5.	The Committee shall obtain the advice and assistance, as appropriate, of special legal, accounting and other consultants or experts as it deems necessary in the performance of its duties.
6.	Determine appropriate funding, which the Company must provide, for payment of:
compensation to the independent auditors;
compensation to any advisers employed by the Committee (as described under item 5 above); and
ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
7.	The Committee shall perform any other activities consistent with this Charter, the Company’s bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.
8.	The Committee shall periodically report to the Board on significant results of any of its activities.

V. COMPENSATION

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers and/or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

     Members of the Committee (and their family members) may not receive any compensation, including fees for professional services, from the Company except the fees that they receive for service as a member of the Board and any committee thereof and reasonable expense reimbursements.

ANNEX B

AMENDMENT TO 2007 STOCK OPTION PLAN

Section 4.1 of the 2007 Stock Option Plan shall be revised to read in full as follows:

     “Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be five million nine hundred and seventy thousand (5,970,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Option subject to a Company repurchase option and are repurchased by the Company at the Optionee’s exercise price, the shares of Stock allocable to the unexercised portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan. Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of shares of Stock issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.”

Auxilio, Inc
27401 Los Altos, Suite 100
Mission Viejo, California 92691

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates, constitutes and appoints each of Etienne Weidemann and Paul T. Anthony the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Auxilio, Inc. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s office at 27401 Los Altos, Suite 100, Mission Viejo, California on June 18, 2009 at 3:00 p.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2

1.	ELECTION OF DIRECTORS:

	☐	FOR	☐	WITHHOLD AUTHORITY
		all nominees listed below (except		to vote for all nominees listed below
as marked to the contrary below)

Election of the following nominees as directors: Edward B. Case, Joseph J. Flynn, Michael Joyce, John D. Pace, Max Poll, Mark St. Clare, Michael Vanderhoof and Etienne Weidemann.

(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	APPROVAL OF AMENDMENT OF THE COMPANY’S 2007 STOCK OPTION PLAN DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

	☐	FOR	☐	AGAINST	☐	ABSTAIN

  3.        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

IMPORTANT – PLEASE SIGN, DATE AND RETURN PROMPTLY

  DATED:

______________________________________, 2009

_____________________________________________________

(Signature)

Please sign exactly as the name appears above. When
shares are held by joint tenants, both should sign.
When signing as an attorney, executor, administrator,
trustee or guardian, please give full title as such. If a
corporation, please sign in full corporate name by the
President or other authorized officer. If a partnership,
please sign in the partnership name by an authorized
person

PLEASE SIGN THIS CARD AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.